Exhibit 10.1

EXECUTION COPY

CITADEL BROADCASTING CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Participant: Farid Suleman

Effective June 3, 2010

CITADEL BROADCASTING CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Participant: Farid Suleman

Effective as of June 3, 2010

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CITADEL BROADCASTING CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Participant: Farid Suleman

Adopted and Effective as of June 3, 2010 (the “Effective Date”)

This Citadel Broadcasting Corporation Supplemental Executive Retirement Plan for Farid Suleman (the “Plan”) is adopted by Citadel Broadcasting Corporation’s Compensation Committee (“Citadel”), a Delaware corporation. The purpose of the Plan is to offer the Plan’s only participant, Farid Suleman, supplemental retirement benefits. The Plan is intended to be an unfunded “top-hat” pension Plan that provides deferred compensation to a select group of management or highly compensated individuals. The Plan is intended to comply with the requirements of section 409A of the Code, as added by the American Jobs Creation Act of 2004, and the Treasury regulations or any other authoritative guidance issued thereunder (collectively, “Section 409A”).

ARTICLE I

DEFINITIONS

When used herein, the following terms shall have the meanings below unless the context clearly indicates otherwise:

1.1 “Administrator” means the person or committee appointed by the Compensation Committee of the Board (the “Committee”) to be responsible for the operation and administration of the Plan. The Committee may at any time and from time to time remove the person or committee appointed as Administrator and may appoint a new Administrator.

1.2 “Annual Bonus” means the annual cash incentive bonus earned by the Participant for each Plan Year during the Determination Period, regardless of when actually paid. If the Participant elects to forfeit an Annual Bonus, such Annual Bonus shall nevertheless be taken into account if the Committee determines that it was, or would have been, earned.

1.3 “Base Salary” means the Participant’s base salary for each Plan Year in the Determination Period, without giving effect to any deferral election.

1.4 “Beneficiary” means any person or persons so designated in accordance with the provisions of Article IV.

1.5 “Benefit Commencement Date” means, with respect to each payment required to be made to the Participant under this Plan, the date the payment is required to be made to the Participant hereunder.

1.6 “Board of Directors” means the Board of Directors of Citadel.

1.7 “Code” means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

1.8 “Determination Period” means the five most recently completed Plan Years ending prior to the Benefit Commencement Date.

1.9 “Disability” means a period of disability during which the Participant (i) has been susbstantially unable to perform the his material duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for one-hundred eighty (180) consecutive days or two-hundred-seventy (270) days in any twenty-four (24) month period.

1.10 “Employer” means Citadel and its affiliates.

1.11 “Final Average Compensation” means the sum of the Participant’s (i) average annual Base Salary for the five Plan Years during the Determination Period and (ii) average Annual Bonus for the five Plan Years during the Determination Period.

1.12 “First Date of Eligibility” means Effective Date.

1.13 “Involuntary Termination of Employment” means termination of the Participant’s employment with the Employer (i) by the Employer other than for Cause; or (ii) by the Participant with Good Reason, (both as defined and described in Section 26 of the Employment Agreement effective June 3, 2010 between Citadel Broadcast Corporation and Farid Suleman).

1.14 “Normal Retirement Age” means the date on which the Participant attains the age of 65.

1.15 “Offsets” means any benefits accrued under any Company-sponsored retirement plan (other than the Plan) that are attributable to Employer contributions (other than salary deferral contributions).

1.16 “Participant” means Farid Suleman, CEO of Citadel Broadcasting Corporation.

1.17 “Plan” means this Citadel Broadcasting Supplemental Executive Retirement Plan – Participant: Farid Suleman.

1.18 “Plan Year” means the twelve (12) month period ending on December 31.

1.19 “Section 409A” means Code section 409A and the Treasury regulations or other authoritative guidance issued thereunder.

1.20 “Separation from Service” means separation from service within the meaning of Section 409A, treating as a Separation from Service the Participant’s death, termination due to Disability and/or an anticipated permanent reduction in the level of bona fide services to twenty percent (20%) or less of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period during which the Participant performed services for the Employer, if that is less than thirty-six (36) months). For this purpose, upon a sale or other disposition of the assets of the Employer to an unrelated purchaser, if the Participant is providing services to the purchaser after and in connection with the purchase transaction, the Board of Directors reserves the right, to the extent permitted by Section 409A, to determine that the Participant has not experienced a Separation from Service.

1.21 “Citadel” means Citadel Broadcasting Corporation and any successor to it.

1.22 “Trust” means any trust fund established pursuant to the Plan.

1.23 “Trustee” means the trustee named in the agreement establishing the applicable Trust and such successor and/or additional trustees as may be named pursuant to the terms of the agreement establishing the applicable Trust.

1.24 “Vested Percentage” means the product of 10% and the Participant’s completed Years of Service (not to exceed 10); provided that the Vested Percentage shall be 100% if the Participant’s Separation from service is due to death, Disability or an Involuntary Termination of Employment.

1.25 “Year of Service” means each twelve (12) consecutive month period during the Participant’s employment with the Employer following the Participant’s original date of hire on March 4, 2002, including any partial Years of Service (expressed in terms of completed months) for the applicable portion of the year to be considered. On the Effective Date, the Participant was credited with 8.25 Years of Service.

ARTICLE II

ELIGIBILITY FOR AND AMOUNT OF BENEFITS

2.1 Eligibility. This Plan has the limited purpose of providing for the funding and payment of a supplemental executive retirement benefit for the Participant. Therefore, the Participant is the only eligible participant under the provisions of this Plan and his participation and eligibility has been approved by the Committee.

2.2 Supplemental Plan Benefit.

(a) Normal Retirement Benefit. Upon the Participant reaching his Normal Retirement Age, and for any benefits accrued after Normal Retirement Age, the Supplemental Plan Benefit shall be equal to the product of (A) the Participant’s Vested Percentage and (B) an amount equal to (i) minus (ii) minus (iii), where (i), (ii), and (iii) are:

(i) The present value of a single life annuity paying the Participant four percent (4%) times Years of Service (to a maximum of 25 years) times the Participant’s Final Average Compensation (to a maximum of one hundred percent (100%) of the Participant’s Final Average Compensation).

(ii) The present value of the Participant’s Offsets.

(iii) The accumulated value of any prior distributions under this Plan.

(b) Benefit Upon a Separation from Service. Upon any Separation from Service, the Participant shall be entitled to any unpaid Supplemental Plan Benefit determined pursuant to Section 2.2(a) as of his Separation from Service; provided that if such Separation from Service occurs before the Participant has attained his Normal Retirement Age, the Participant’s Supplemental Plan Benefit shall be determined pursuant to Section 2.2(a) as of his Separation from Service and shall be reduced by four percent (4%) per year for each year (or fraction thereof) prior to 65 that such benefit would be paid. In determining the value of Offsets to the Supplemental Plan Benefit commencing prior to the Participant’s Normal Retirement Date, no further accruals shall be assumed but future investment earnings shall be assumed using the assumptions set forth in Section 2.3.

(c) Benefit Payment. Any amount payable hereunder shall be paid in accordance with Section 3.2.

2.3 Actuarial Equivalent. In determining present value hereunder, any amount expressed as an annuity (e.g., the amounts described in Sections 2.2 (a)(i), (ii) and (iii)) shall be determined using as the interest rate the “applicable interest rate,” as such term is defined under section 417(e)(3)(C) of the Code for the second month preceding the calendar year in which the Participant or Beneficiary receives payment (in accordance with Section 3.2) and (2) the mortality table will be the “applicable mortality table,” as such term is defined under section 417(e)(3)(B) of the Code. The “applicable interest rate” means the adjusted first, second and third segment rates applied under rules similar to section 430(h)(2)(C) of the Code, computed without regard to a 24-month average. For purposes of projecting the value of the Employer contributions to Normal Retirement Age under Section 2.2(b), the assumed investment return rate shall be 5.0%.

ARTICLE III

FORM AND COMMENCEMENT OF BENEFITS

3.1 Form of Benefits. Supplemental Plan Benefits payable to the Participant or a Beneficiary pursuant to Article II shall be in the form of a lump sum cash payment.

3.2 Commencement of Benefits. Subject to Sections 3.4 and 3.5, the Supplemental Plan Benefits shall be payable to the Participant by no later than the fifteenth day of the third month following the earlier to occur of (i) the Participant attaining his Normal Retirement Age or (ii) the Participant’s Separation from Service; provided that any Supplement Plan Benefit earned by the Participant after attaining his Normal Retirement Age shall be paid no later than the fifteenth day of the third month following his subsequent Separation from Service.

3.3 Permitted Accelerations. The Committee in its sole discretion (without any direct or indirect election on the part of the Participant), may accelerate payments under the Plan to the extent permitted under Section 409A (such as, for example, as provided in Section 1.409A-3(j)(4) of the Treasury regulations, to comply with domestic relations orders or certain conflict of interest rules, to pay employment taxes, to make a lump sum cash out of certain de minimis amounts that are less than the applicable dollar amount under Code Section 402(g)(1)(B), or to make payments upon income inclusion under Section 409A).

3.4 Delay in Payment. If Citadel reasonably anticipates that any payment scheduled to be made hereunder would violate securities laws (or other applicable laws) or jeopardize the ability of the Employer to continue as a going concern if paid as scheduled, then Citadel may defer that payment. In addition, Citadel may, in its discretion, delay a payment upon such other events and conditions as the IRS may prescribe. The amounts so deferred shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant’s death) at the earliest possible date on which Citadel reasonably anticipates that such violation or material harm would be avoided or as otherwise prescribed by the IRS. Any application of this Section 3.4 must comply with Section 409A.

3.5 Section 409A Delay. Notwithstanding anything herein to the contrary, if, at the time any payment is payable to the Participant under this Plan as a result of the Participant’s Separation from Service (other than due to the Participant’s death) , Citadel or any company in the affiliated group in which Citadel’s financial statements are consolidated in accordance with generally accepted accounting principles has a class of equity securities traded on an established domestic or foreign securities market or otherwise and the Participant is designated a “specified person” (as such term is defined in Section 409A and the regulations promulgated thereunder) on a list prepared by the Employer periodically pursuant to Section 409A and the regulations promulgated thereunder, then during the six month period from and after the date of the Participant’s Separation from Service the amount payable to the Participant pursuant to this shall be withheld during such period and paid to the Participant in a lump sum upon the expiration of six months after the date of Separation from Service (or , if earlier than the end of such six month period, upon the Participant’s death).

ARTICLE IV

BENEFICIARIES; PARTICIPANT DATA

4.1 Designation of Beneficiaries. In the event of the Participant’s death, any unpaid benefit under this Plan shall be paid to the Participant’s Beneficiary. The Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the Participant’s death, and such designation may be changed from time to time by the Participant by filing a new designation. Each designation by the Participant will revoke all prior designations by the Participant, shall be in the form prescribed by the Administrator and will be effective only when filed in writing with the Administrator during the Participant’s lifetime. In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Committee shall pay any such benefit payment to the Participant’s surviving spouse (who is the spouse legally married to the Participant on the Participant’s date of death), if then living, otherwise to the Participant’s estate.

4.2 Information to be Furnished by the Participant and Beneficiaries; Inability to Locate Participant or Beneficiaries. Any communication, statement or notice addressed to the Participant or to a Beneficiary at his last post office address as shown on Citadel’s records shall be binding on the Participant or Beneficiary for all purposes of the Plan. Neither the Trustee, nor the Committee nor the Employer shall be obliged to search for the Participant or any Beneficiary beyond the sending of a registered letter to such last known address. If the Administrator notifies the Participant or any Beneficiary that is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his location known to the Administrator, then, except as otherwise required by law, the amount payable shall be deemed to be a forfeiture and paid to Citadel. If a benefit payable to the Participant or any Beneficiary is subject to escheat pursuant to applicable state law, Citadel shall not be liable to any person for any payment made in accordance with such law.

ARTICLE V

AMENDMENT AND TERMINATION

5.1 Amendment or Termination. The Committee intends to continue the Plan indefinitely but reserves the right to amend or terminate the Plan by or pursuant to action of the Board of Directors or the Committee when, in the sole opinion of the Board of Directors or the Committee, an amendment or termination is advisable. No amendment or termination of the Plan shall directly or indirectly deprive the Participant or his Beneficiary of all or any portion of any accrued Supplemental Plan Benefit. Without limiting the generality of the foregoing, the Committee specifically reserves the right to terminate and liquidate the Plan, in its discretion and by action of the Committee, within the thirty (30) days preceding or the twelve (12) months following a “change in control event” (as defined in Section 409A); provided, however, that such termination and liquidation must be irrevocable and shall be permitted only if all arrangements sponsored by Citadel or its affiliated entities that are required to be aggregated with the Plan pursuant to Section 7.9 are also irrevocably terminated and liquidated with respect to the Participant therein who is employed by Citadel that has experienced the change in control event, so that the Participant and all participants under those other arrangements who are employed by the Employers that have experienced the change in control event are required to receive all amounts of compensation deferred under the terminated and liquidated arrangements within twelve (12) months of the date Citadel takes irrevocable action to terminate and liquidate the arrangements. Upon termination of the Plan, the Participant shall be treated as if he had experienced an Involuntary Termination of Employment on the date of such amendment; provided, however, any distribution made upon a termination of the Plan shall be distributed in accordance with the requirements, restrictions and limitations of Section 1.409A-3(j)(4)(ix) of the Treasury regulations.

5.2 Amendments Required By Law. Notwithstanding the provisions of Section 5.1, the Plan may be amended at any time, retroactively if required, if found necessary, in the opinion of the Committee, in order to ensure that the Plan is characterized as a non-tax-qualified Plan of deferred compensation as described under Code, to ensure that the Trust is characterized as a grantor trust as described in the Code, to conform the Plan to the provisions of Section 409A and to conform the Plan and the Trust to the requirements of any other applicable law; except to the extent that Section 409A requires that this Section be disregarded because it purports to nullify Plan terms that are not in compliance with Section 409A. No such amendment shall be considered prejudicial to any interest of the Participant or a Beneficiary.

5.3 Prohibited Acceleration/Distribution Timing. This Section shall take precedence over any other provision of the Plan or this Article V to the contrary. If the timing of any distribution election would result in any tax or other penalty (other then ordinary payable Federal, state and payroll taxes), which tax or penalty can be avoided by payment of the distribution at a later time, then the distribution shall be made on (or as soon as practicable after) the first date on which such distributions can be made without such tax or penalty; except to the extent that Section 409A requires that this Section 5.3 be disregarded because it purports to nullify Plan terms that are not in compliance with Section 409A.

ARTICLE VI

ADMINISTRATION

6.1 Administrator. The Plan shall be administered by the Administrator, which shall have the authority to interpret the Plan, and to determine the nature and amount of benefits. Any construction or interpretation of the Plan and any determination of fact in administering the Plan made in good faith by the Administrator shall be final and conclusive for all Plan purposes.

6.2 Claims Procedure.

(a) Initial Claim. Either the Participant or Beneficiary of the Participant if he dies prior to the final distribution under this Plan (“Claimant”) may deliver to the Administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state, in detail, the determination desired by the Claimant.

(b) Notification of Decision. The Administrator shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

(i) That the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(ii) That the Administrator has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(iii) The specific reason(s) for the denial of the claim, or any part of it;

(iv) Specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(v) A description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(vi) An explanation of the claim review procedure set forth in the Plan document.

(c) Review of a Denied Claim. Within 60 days after receiving a notice from the Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(i) May review pertinent documents;

(ii) May submit written comments or other documents; and/or

(iii) May request a hearing, which the Administrator, in its sole discretion, may grant.

(d) Decision on Review. The Administrator shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Administrator’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(i) Specific reasons for the decision;

(ii) Specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(iii) Such other matters as the Administrator deems relevant.

(e) Legal Action. A Claimant’s compliance with the foregoing provisions of this Article is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE VII

MISCELLANEOUS

7.1 No Effect on Employment Rights. Nothing contained herein will confer upon the Participant the right to be retained in the service of the Employer nor limit the right of the Employer to discharge or otherwise deal with the Participant without regard to the existence of the Plan.

7.2 Funding. Neither the Participant, any Beneficiary nor any other person shall have any interest in any particular assets of the Employer by reason of the right to receive a benefit under the Plan. To the extent that the Participant or any other person acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.

7.3 Spendthrift Provisions. No benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge prior to actual receipt thereof by the payee; and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge prior to such receipt shall be void; and Citadel shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any benefit under the Plan.

7.4 State Law. The Plan is established under and will be construed according to the laws of the State of New York.

7.5 Incapacity of Recipient. In the event that the Participant or any Beneficiary is declared incompetent or otherwise incapacitated and a conservator, guardian or other person legally charged with the care of the person or the estate of the Participant or the Beneficiary is appointed, any benefits under the Plan to which the Participant or his or her Beneficiary is entitled shall be paid to the conservator, guardian or other person legally charged with the care of the Participant. Except as provided in the preceding sentence, should the Administrator, in its discretion, determine that the Participant or any Beneficiary is unable to manage personal affairs, the Administrator may make distributions to any person for the benefit of the Participant or any Beneficiary.

7.6 Impact on Other Plans. This Plan shall not affect the Participant’s rights under, or replace, other retirement, welfare or similar benefits, except if the contrary is provided herein or in such other benefit Plans.

7.7 Representations. Neither Citadel nor any Employer represents or guarantees that any particular federal or state income, payroll, personal property or other tax consequence will result from participation in this Plan. The Participant should consult with professional tax advisors to determine the tax consequences of his participation.

7.8 Aggregation of Employers. If the Employer is a member of a controlled group of corporations or a group of trades or businesses under common control (as described in Code sections 414(b) or (c), but substituting a fifty percent (50%) ownership level for the eighty percent (80%) level set forth in those Code sections), all members of the group shall be treated as a single Employer for purposes of whether there has occurred a Separation from Service and for any other purposes under the Plan as Section 409A shall require. For purposes of Section 5.1, in the case of a change in control event, the entities to be treated as a single Employer shall be determined immediately following the change in control event.

7.9 USERRA. Notwithstanding anything herein to the contrary, any distribution election provided to the Participant as necessary to satisfy the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, shall be permissible hereunder.

7.10 Aggregation of Plans. If the Employer offers other nonaccount balance deferred compensation Plans in addition to the Plan, those Plans together with the Plan shall be treated as a single Plan to the extent required under Section 409A for purposes of cashing out de minimus amounts pursuant to Section 3.3 and for any other purposes under the Plan as Section 409A shall require.

ARTICLE VIII

THE TRUST

8.1 Establishment of the Trust. Citadel may establish a Trust with a Trustee pursuant to such terms and conditions as may be established in a formal trust document or agreement that would be entered into between Citadel and a Trustee. The Trust shall be intended to be treated as a “grantor” trust under the Code and the establishment of any Trust shall not be intended to cause the Participant to realize current income on amounts contributed thereto, and the Trust shall be so interpreted.

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IN WITNESS WHEREOF, the Company has caused this instrument to be executed by an authorized member this 20th day of August, 2010.

ATTEST:

CITADEL BROADCASTING CORPORATION

/s/ June L. Kelley		By:	/s/ Randy L. Taylor

Print Name:	June L. Kelley	Print Name:	Randy L. Taylor

		Title:	CFO

		Date:	8/20/10